Exhibit No. 5.1

June 30, 2010

Kimberly-Clark Corporation

P. O. Box 619100

Dallas, Texas 75261-9100

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is rendered in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by
Kimberly-Clark Corporation, a Delaware corporation (the “Corporation”), pursuant to the registration statement on Form S-3 (the “Registration Statement”), of (i) shares of common stock, par value $1.25 per share, of the Corporation (the “Common Stock”), (ii) shares of preferred stock, no par value per share, of the Corporation (the “Preferred Stock”), (iii) debt securities of the Corporation (the “Debt Securities”) and (iv) warrants to purchase other securities of the Corporation (the “Warrants”). I am Senior Vice President – Law and Government Affairs and Chief Compliance Officer of the Corporation. Whenever in this opinion letter I use the words “we,” “our” or “us,” these terms refer to me and to members of my staff who have provided legal services in connection with the Registration Statement.

The Debt Securities will be issued from time to time pursuant to the First Amended and Restated Indenture dated as of March 1, 1988, as supplemented by the First Supplemental Indenture thereto, dated as of November 6, 1992, the Second Supplemental Indenture thereto, dated as of May 25, 1994, the Third Supplemental Indenture thereto, dated as of March 14, 2002 and the Fourth Supplemental Indenture thereto, dated as of December 19, 2006 (collectively, the “Indenture”), between the Corporation and The Bank of New York Mellon Trust Company, N.A., as successor trustee. The Warrants will be issued under one or more warrant agreements between the Corporation and a banking institution or trust company, as warrant agent (each, a “Warrant Agreement”).

We have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, we are of the opinion that:

1.	The Common Stock will be validly issued, fully paid and nonassessable when: (i) the Registration Statement has become effective under the Act, (ii) the terms of the sale of

Kimberly-Clark Corporation

the Common Stock have been duly established in conformity with the Amended and Restated Certificate of Incorporation of the Corporation and (iii) the Common Stock has been duly issued and sold as contemplated by the Registration Statement.

2.	The Preferred Stock will be validly issued, fully paid and nonassessable when: (i) the Registration Statement has become effective under the Act, (ii) a certificate of designation with respect to the Preferred Stock has been duly filed with the Secretary of State of the State of Delaware, (iii) the terms of the Preferred Stock and of its issuance and sale have been duly established in conformity with the Amended and Restated Certificate of Incorporation of the Corporation so as to not violate any applicable law or result in a default under or breach of an agreement or instrument then binding on the Corporation and (iv) the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement.

3.	The Debt Securities will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, when: (i) the Registration Statement has become effective under the Act, (ii) the terms of the Debt Securities and of the issuance and sale of the Debt Securities have been duly established in conformity with the Indenture so as to not violate any applicable law or result in a default under or breach of an agreement or instrument then binding on the Corporation, (iii) the Debt Securities have been duly executed and authenticated in accordance with the Indenture and (iv) the Debt Securities have been issued and sold as contemplated by the Registration Statement.

4.	The Warrants will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, when: (i) the Registration Statement has become effective under the Act, (ii) the terms of the applicable Warrant Agreement relating to the Warrants has been duly authorized, executed and delivered, (iii) the terms of the Warrants and their issuance and sale have been duly established in conformity with the applicable Warrant Agreement so as to not violate any applicable law or result in a default under or breach of an agreement or instrument then binding on the Corporation and (iv) the Warrants have been duly executed and authenticated in accordance with the Warrant Agreement and issued and sold as contemplated by the Registration Statement.

For purposes of this opinion, we have assumed the genuineness of all signatures of, and the authority of, persons signing any documents or records on behalf of parties other than the Corporation, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. In addition, we have assumed that there will be no changes in the laws currently applicable to the Corporation and that such laws will be the only laws applicable to the Corporation. Also, we have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.

Kimberly-Clark Corporation

The foregoing opinion is limited in all respects to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Thomas J. Mielke
Thomas J. Mielke